1 Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128) US$600 million 4.875% Senior Notes due 2024 (Note Stock Code: 5279) US$750 million 5.500% Senior Notes due 2027 (Note Stock Code: 5280) (collectively, the “Notes”) Sole Global Coordinator and Left Lead Bookrunner Deutsche Bank Joint Bookrunners BNP PARIBAS BOC International BofA Merrill Lynch DBS Bank Ltd. ICBC (Macau) Scotiabank SMBC Nikko United Overseas Bank Limited Co-managers Banco Nacional Ultramarino, S.A. Bank of Communications Co., Ltd. Macau Branch J.P. Morgan Exhibit 99.1

2 Application has been made to The Stock Exchange of Hong Kong Limited for the listing of, and permission to deal in the Notes by way of debt issues to professional investors (as defined in Chapter 37 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong)) only, as described in the offering memorandum dated 13 September 2017. The listing of and permission to deal in the Notes is expected to become effective on or about 21 September 2017. By Order of the Board Wynn Macau, Limited Stephen A. Wynn Chairman Hong Kong, 20 September 2017 As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Matthew O. Maddox and Kim Sinatra (as Non-Executive Directors); Allan Zeman, Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors). *　For identification purposes only.